Exhibit 99.1

FOR IMMEDIATE RELEASE
For further information, call
Bonnie Herron, 770/564-5504
or email to bherron@intelsys.com

INTELLIGENT SYSTEMS APPOINTS BDO SEIDMAN AS AUDITOR

Norcross, GA – July 3, 2002 – Intelligent Systems Corporation [AMEX:INS; www.intelsys.com] announced today that it has appointed BDO Seidman, LLP as the company’s independent auditor effective immediately. This determination followed Intelligent Systems’ evaluation of proposals from accounting firms to serve as Intelligent Systems’ independent accountants for its fiscal year ending December 31, 2002 and the earlier dismissal of Arthur Andersen as the company’s auditor.

Bonnie Herron, Chief Financial Officer and Vice President, said “After a thorough analysis and review of proposals from a number of major accounting firms, our board of directors is pleased to engage BDO Seidman as the company’s new independent auditor. We are convinced they have the resources and experience to provide us with timely, efficient and independent audit services.”

The company intends to file today a Form 8-K with the Securities and Exchange Commission regarding the appointment of BDO Seidman.

About Intelligent Systems Corporation

For more than twenty-five years, Intelligent Systems Corporation [AMEX: INS] has identified, created, operated and grown early stage technology companies. The company has operations and investments, principally in the information technology industry. The company’s consolidated subsidiaries in 2002 include VISaer, QS Technologies, CoreCard Software (all software companies) and ChemFree (industrial products). Since 1990, the company has operated the Intelligent Systems Incubator, an award-winning pioneer in privately sponsored incubators. Further information is available on the company’s website at www.intelsys.com, or by calling the company’s headquarters at 770/381-2900.

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